UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event Reported): November 15, 2007

ARIBA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26299	77-0439730
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

807 11th Avenue, Sunnyvale, California	94089
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 390-1000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of Bonus Plan for Executive Officers

On November 15, 2007, the Compensation Committee of the Board of Directors of Ariba, Inc. (“Ariba” or the “Company”) approved a bonus plan for executive officers that will apply for the fiscal year ending September 30, 2008. The plan replaces the executive bonus plan described in a Current Report on Form 8-K filed November 3, 2006, and will remain in effect thereafter until it is modified or terminated by the Compensation Committee. Individuals who are deemed to be “officers” of Ariba for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (“Executive Officers”), are eligible to earn semi-annual cash bonuses under the plan.

Under the plan, an annual target bonus amount is assigned to each participant as soon as reasonably practicable after the beginning of a fiscal year or, if later, at the time of his or her hiring and may be modified from time to time thereafter. The semi-annual target bonus amount is equal to 50% of the annual target bonus amount. Except in the case of the President, 50% of the actual semi-annual bonus is determined on the basis of Ariba’s semi-annual non-GAAP net income and 50% is determined on the basis of Ariba’s semi-annual revenue. In the case of the President, 40% of the actual semi-annual bonus is determined on the basis of Ariba’s semi-annual non-GAAP net income, 40% is determined on the basis of Ariba’s semi-annual revenue and 20% is determined on the basis of Ariba’s semi-annual bookings.

As soon as reasonably practicable after the beginning of a fiscal year, the Compensation Committee determines for each fiscal half-year in that year the amounts of non-GAAP net income and revenue that will be required to achieve specified bonus levels. The Compensation Committee may adjust the amount of Ariba’s non-GAAP net income or revenue, or both, to exclude extraordinary expenses or benefits. When the actual amounts of non-GAAP net income and revenue for a fiscal half-year have been determined, each participant’s actual semi-annual bonus score is calculated. The score is then multiplied by the participant’s semi-annual bonus target to determine the bonus amount. A similar calculation is performed at year end to determine the full year score. The second half score is calculated by subtracting the first half score from the full year score, and that score is then multiplied by the participant’s semi-annual bonus target to determine the bonus amount for the second half of the year.

After the close of the first half and the second half of the fiscal year, the Compensation Committee may adjust the final semi-annual bonus amounts upward or downward at its discretion, based on other criteria (including individual performance).

Appointment of Kevin S. Costello as President

Effective November 15, 2007, Kevin S. Costello was appointed as President of the Company. Mr. Costello serves at the discretion of the Board of Directors of the Company. Mr. Costello, age 45, previously served as the Company’s Executive Vice President and Chief Commercial Officer since October 2004. Mr. Costello also served as Ariba’s Executive Vice President of Sales and Solutions from October 2003 until October 2004. From May 2002 until October 2003, Mr. Costello served as Ariba’s Executive Vice President, Ariba Solutions Delivery.

Appointment of Kent Parker as Chief Operating Officer

Effective November 15, 2007, Kent Parker was appointed as Chief Operating Officer of the Company. Mr. Parker serves at the discretion of the Board of Directors of the Company. Mr. Parker, age 46, previously served as the Company’s Executive Vice President, Ariba Global Services Organization since July 2004. From April 2000 to July 2004, Mr. Parker held numerous positions including Senior Vice President of Global Sourcing Services at FreeMarkets, Inc., which we acquired in July 2004.

Resignation of Current Executive Vice President, Products and Operations

On November 15, 2007, the Board of Directors of the Company accepted H. Tayloe Stansbury’s resignation as Executive Vice President, Products and Operations to pursue other career options. Mr. Stansbury will remain in his position with the Company to participate in the orderly transition of his responsibilities through the close of business on December 31, 2007, unless he decides to leave the Company earlier.

On November 16, 2007, the Company and Mr. Stansbury entered into an agreement (the “Separation Agreement”) whereby Mr. Stansbury will receive a lump sum separation payment of $250,000, less applicable withholding and other standard deductions, and will vest in 60,000 shares of restricted stock. Mr. Stansbury’s other unvested shares of restricted stock will be forfeited.

Mr. Stansbury and the Company have agreed that Mr. Stansbury’s non-compete obligations shall continue for 12 months post-employment and they have also agreed to grant each other a mutual release covering any claims.

The foregoing summary of the terms of the Separation Agreement is not complete and is qualified in its entirety by reference to the Separation Agreement, which will be filed as an exhibit to our Form 10-Q for the quarter ended December 31, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIBA, INC.

DATE: November 20, 2007	By:	/s/ James W. Frankola
James W. Frankola Executive Vice President and Chief Financial Officer